Exhibit 2.4

TELEMAR NORTE LESTE S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 33.000.118/0001-79

BOARD OF TRADE (NIRE) No. 33.3.0015258-0

PUBLICLY-HELD COMPANY

MINUTES OF THE 193RD EXTRAORDINARY MEETING OF THE BOARD OF

DIRECTORS, HELD ON AUGUST 26, 2011

I. DATE, TIME AND PLACE OF MEETING: On August 26, 2011, at 2:00 p.m., at Rua Humberto de Campos, No. 425, 8th floor, Leblon, in the City and State of Rio de Janeiro.

II. CALL NOTICE: By individual messages sent to the Directors on August 19, 2011.

III. QUORUM AND ATTENDANCE: All Directors were present and affixed their signatures below. Also in attendance were Alex Waldemar Zornig, Tarso Rebello Dias, Francis James Leahy Meaney, Maria Gabriela Campos da Silva Menezes Cortês, Sergio Aguiar, and Daniella Geszikter Ventura (Company representatives). The following were also in attendance during the presentations of items relating to the Corporate Reorganization: a representative of the Fiscal Council of the Company (Sergio Bernstein), a representative of the independent auditors (Otavio Ramos Pereira) and representatives of Apsis Consultoria Empresarial Ltda. (Luiz Paulo Cesar Silveira and Antonio Nicolau). The following were also available to provide information to the Directors: Stephan Alexander (member of the Independent Special Committee of Telemar Norte Leste S.A.), Alvaro Bandeira (member of the Independent Special Committee of Brasil Telecom S.A.) and Luiz Alberto Pereira de Mattos (member of the Independent Special Committee of Tele Norte Leste Participações S.A.).

IV. CHAIR: José Mauro Mettrau Carneiro da Cunha – Chairman and Maria Gabriela Campos da Silva Menezes Cortês – Secretary.

V. AGENDA AND RESOLUTIONS: The Chairman of the Board of Directors, José Mauro Mettrau Carneiro da Cunha, having opened the meeting, Director João Carlos de Almeida Gaspar submitted a manifestation of protest that remains archived at the Company’s headquarters and is attached to these Minutes. Then, Alex Waldemar Zornig detailed the terms of the partial split-off of the Company (the “Partial Split-Off”), with the acquisition of the split-off portion by Coari Participações S.A. (“Coari”) and the Share Exchange between the Company and Coari (the “Share Exchange”), which are part of the Corporate Reorganization. In particular, he detailed the net worth appraisals of the involved companies and the characteristics of the shares of Brasil Telecom S.A. (“BRT”) to be issued to the current shareholders of the Company after the merger of Coari into BRT, and the amounts relating to the exercise of withdrawal rights. It was clarified that the Partial Split-Off with the acquisition of the split-off portion by Coari, which will precede the Share Exchange, will not affect the exchange ratios negotiated and recommended by the Independent Special Committee and approved by the Boards of Directors of the Company, TNL and BRT, since these exchange ratios were negotiated and approved based on the trading prices of shares of the Company, TNL and BRT. The Partial Split-Off is an intermediary step to the implementation of the Corporate Reorganization and aims at a better distribution of the book value equity between BRT, which Coari will merge into, and the Company, which will become a wholly-owned subsidiary of BRT, considering that both companies are concessionaires of the public Switched Fixed Telephony Service (Serviço Telefônico Fixo Comutado – STFC) and therefore subject to the regulations of the National Telecommunications Agency (Agência Nacional de Telecomunicações – ANATEL). Alex also detailed the terms of the Corporate Reorganization, particularly of the Partial Split-Off and the Share Exchange, and clarified the Directors’ doubts. After examining the materials submitted to the Directors and discussing the proposals put forth, the Directors in attendance unanimously decided the following, the abstention of Director João Carlos de Almeida Gaspar as to items 1 to 5 below having been recorded:

1. to approve the Protocol and Justification for Partial Split-Off of Telemar Norte Leste S.A. with the Acquisition of the Split-Off Portion by Coari Participações S.A. and the Share Exchange between Telemar Norte Leste S.A. and Coari Participações S.A., including all of their attachments and the transactions provided therein. The Protocol and Justification approved hereby establishes the general terms of the Partial Split-Off and the Share Exchange, such as the amounts of the capital reduction of Coari, the portion of equity of TMAR that will be transferred to Coari, and the conditions for exercising withdrawal rights, among others. The Partial Split-Off and the Share Exchange will not affect the exchange ratios negotiated and recommended by the Independent Special Committee and approved by the Boards of Directors of TNL, TMAR and BRT, since these exchange ratios were negotiated and approved based on market trading prices. A copy of the Protocol and Justification approved hereby is attached to these Minutes.

2. to ratify the selection and engagement of Apsis Consultoria Empresarial Ltda., headquartered at Rua São José, 90 – group 1,802, in the City and State of Rio de Janeiro, enrolled in the Corporate Taxpayers’ Registry (CNPF) under No. 27.281.922/0001-70 (“Apsis”), to prepare book value net worth appraisals of the

TELEMAR NORTE LESTE S.A.

Minutes of the 193rd Extraordinary Meeting of the Board of Directors

Held on August 26, 2011

Company, Tele Norte Leste Participações S.A. (“TNL”) and Coari and net worth appraisals at market prices of the Company, TNL, Coari and BRT;

3. to submit the proposals for the Partial Split-Off and the Share Exchange to the Company’s general shareholders’ meeting; and;

4. given that Art. 12 of the Company’s Bylaws establish that the reimbursement value to be paid to the dissenting shareholders will correspond to the economic value of the shares of the Company, in accordance with Law No. 6.404/76 and the provisions of art. 45 of the law, approve the selection of [Citi Group Global Market Inc.], [Barclay’s Capital], [Banco Votorantim S.A.], all internationally-renowned financial institutions, to compile a list of three valuation companies to be submitted for approval of the Company’s shareholders’ meeting, to prepare the economic valuation of the Company’s shares to determine the value of the withdrawal right of its shareholders in the Partial Split-Off and Share Exchange, as well as to authorize the Board of Directors of TMAR to call such meeting to decide on the choice of such valuation company; and

5. to authorize the Company’s Executive Officers to take all necessary measures to sign the Protocol and Justification and implement the Partial Split-Off and the Share Exchange.

Then, moving to the last item of the Agenda, Alex Waldemar Zornig presented a proposal to ratify the formation of the following consortia: (i) consortium between TMAR and Solutis Tecnologias Ltda., formed to participate in Electronic Auction No. 075/11, Administrative Proceeding No. 0200110073274 (date: July 22, 2011), promoted by the Administration Department of the State of Bahia (Secretaria de Administração do Estado da Bahia). The purpose of the auction is to hire a company specializing in telecommunications to service the digital communications services demand of the Public Administration of the State of Bahia (Administração Pública do Estado da Bahia) and its directly and indirectly related organizations, providing data, voice and video communications infrastructure and operations, management and maintenance of the Information and Communications Technology (Tecnologia da Informação e da Comunicação – TIC), named REDE GOVERNO III (RG-III), for Salvador. A contract with the following characteristics was presented: amount of the contract for a term of 60 months (R$44,999,999.78, Net Present Value of R$7.4MM), source of funds and percent participation (TMAR S.A. – R$42,749,999.79, 95% of the value of the contract; Solutis – R$2,249,999.99, 5% of the value of the contract). Finally, it was also stated that the consummation of this partnership was fundamental for the maintenance and growth of the revenues of Oi, through a long-term contract (60 months) that will serve as the base for a second allotment that will be auctioned in the following months, covering the

TELEMAR NORTE LESTE S.A.

Minutes of the 193rd Extraordinary Meeting of the Board of Directors

Held on August 26, 2011

circuits of the interior of the State; and (ii) consortium between TMAR, BrTCM and Medidata Informática S.A., formed to participate in Electronic Auction No. 1820/2011, on July 8, 2011, promoted by the Federal Data Processing Service (Serviço Federal do Processamento de Dados - SERPRO). The purpose of the auction is to hire a company specializing in providing data communications services through Metro Ethernet, ATM, Frame Relay, SLDD or Dedicated Lines and MPLS technologies. A contract with the following characteristics was presented: amount of the contract for a term of 60 months (R$160,120,140.00, Net Present Value of R$7,889,811.00), source of funds and percent participation (TMAR S.A. – R$96,072,084.00, 60% of the value of the contract; BrTCM – R$54,440,847.60, 34% of the value of the contract; and Medidata – R$9,607,208.40, 6% of the value of the contract). Finally, it was also stated that the consummation of this partnership was fundamental given the national scope of the project. The Board of Directors unanimously approved the proposal presented.

VI. CLOSING: With nothing further to discuss, the Chairman ended the Meeting, for which these minutes were drafted, which were read and approved and signed by all Directors present.

Rio de Janeiro, August 26, 2011.

Maria Gabriela Campos da Silva Menezes Cortês

Secretary

Directors:

/s/ José Mauro Mettrau Carneiro da Cunha José Mauro Mettrau Carneiro da Cunha Chairman of the Meeting	/s/ João de Deus Pinheiro de Macêdo João de Deus Pinheiro de Macêdo

/s/ João Carlos de Almeida Gaspar João Carlos de Almeida Gaspar	/s/ Maxim Medvedovsky Maxim Medvedovsky

/s/ Eurico de Jesus Teles Neto Eurico de Jesus Teles Neto

TELEMAR NORTE LESTE S.A.

Minutes of the 193rd Extraordinary Meeting of the Board of Directors

Held on August 26, 2011

TELEMAR NORTE LESTE S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 33.000.118/0001-79

BOARD OF TRADE (NIRE) No. 33.3.0015258-0

PUBLICLY-HELD COMPANY

MANIFESTATION OF PROTEST

Member of the Board of Directors João Carlos de Almeida Gaspar records his protest and reiterates that the presence of one or another member of the Fiscal Council does not satisfy the need to formally call a prior meeting to discuss the items relating to the corporate reorganization.

                    /s/ João Carlos de Almeida Gaspar

João Carlos de Almeida Gaspar